EXHIBIT 10.7

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this "Agreement”), dated December 16, 2009, between Terra Energy & Resource Technologies, Inc., a Delaware corporation (“Seller”), and Barbolin, Shapiro & Partners Establishment, a Liechtenstein company ("Purchaser").

WITNESSETH:

WHEREAS, Purchaser seeks to acquire oil and gas properties in the United States;

WHEREAS, Terra Insight Corporation, a Delaware corporation ("TIC"), by itself and/or through its direct and indirect subsidiaries ("TIC Entities") has engaged in oil and gas operations and analysis of certain territories within the States of Texas and Nevada (collectively, the "Lease Activities");

WHEREAS, Seller is the sole stockholder of TIC;

WHEREAS, Purchaser seeks thereby to acquire, through the purchase of control over TIC, access to, among other assets, certain analysis and studies made or owned by TIC and the TIC Entities, particularly with respect to the Lease Activities;

WHEREAS, Purchaser seeks to purchase of 100% of the issue and outstanding common stock of TIC, as a result of which Purchaser would acquire control of TIC and, thereby, gain access to and control of all of the TIC assets, business and liabilities, including ownership of the TIC Entities, through the purchase of all of the equity ownership of TIC from Seller, and ownership of certain analysis and studies related to the Lease Activities;

WHEREAS, the parties have reached an understanding with respect to the sale and purchase of all the outstanding equity of TIC;

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

1.           Sale of corporate shares.  Seller shall sell to Purchaser, at the purchase price set forth in Section 2 below, all of the issued and outstanding shares of TIC.

2.           Purchase price.  The price shall be (a) $100 in cash, and (b) a 2% overriding royalty interest in all oil, gas, and any and all other hydrocarbon or nonhydrocarbon substances, whether similar or dissimilar, and revenues therefrom, which may be produced, extracted, saved and/or sold or result from the lands covered by the Lease Activities, payable in the event that Purchaser or any of its related parties pursue leases or licenses, or receive consideration of any kind from transactions of any kind with respect to such lands within the next seven years.  The royalty right shall terminate on the tenth year anniversary date of this Agreement.

3.           Closing.  The closing of the sale shall take place on December 28, 2009 or as soon as practicable thereafter at the offices of Seller.

4.           Representations and warranties of Seller.  Seller hereby acknowledges, represents, warrants and agrees as follows:

(a)           TIC is a corporation organized under the laws of the State of Delaware.  TIC is the 100% equity owner of Terra Resources, Inc., a Delaware corporation ("TRI").  TRI is the 100% owner of Terra Resources Operations Co., Inc., a Texas corporation ("TROC").  TRI is the 95% owner of Namterra Mineral Resources (Proprietary) Limited, a Namibia entity, which applied for dissolution ("Namterra").  TRI is the general partner and sole partner of Tierra Nevada Exploration Partners, LP, a Delaware limited partnership ("TNEP"), and of TexTerra Exploration Partners, LP, a Delaware limited partnership ("TexTerra").  TRI, TROC, Namterra, TNEP and TexTerra collectively constitute the "TIC Entities".  The nature of activities engaged by the TIC Entities have been described in Seller's reports filed with the Securities and Exchange Commission.  No representations or warranties are made as to good standing status of the TIC Entities.

(b)           The authorized capital stock of TIC consists of 50,000,000 shares, having a par value of $0.0004 per share, of which 45,000,000 shares are classified as common stock and 5,000,000 shares are classified as “blank check” preferred stock.   TIC has 10,000,000 shares of common stock outstanding, all fully paid and non-assessable, and TIC has no shares of preferred stock issued or outstanding.  There are no outstanding options, warrants or calls pursuant to which any person has the right to purchase any authorized and unissued common stock or preferred stock of  TIC.  The organizational structure and ownership of the TIC Entities are as set forth in the organizational documents provided to Purchaser in connection with this Agreement.

(c)           Seller represents and warrants that it is the owner, free and clear of any encumbrances, of all of the outstanding shares of TIC.  Seller has full right and authority to transfer said shares to Purchaser, and there are no other shares of TIC owned or claimed by any other person or entity.  Seller represents and warrants that it is the sole equity stockholder or partner of all of equity and/or interests of the TIC Entities as set forth in the organizational documents provided to Purchaser in connection with this Agreement.

(d)           Seller has delivered to Purchaser copies of the following financial statements of TIC and the TIC Entities, all of which are substantially true and complete throughout the period indicated: (i) balance sheets and profit and loss statements as of December 31, 2008; and (ii) balance sheets and profit and loss statements as of September 30, 2009.  Seller shall also provide balance sheets and profit and loss statements as of the closing.

(f)           Seller does not know or have reasonable grounds to know of any basis for the assertion against TIC and the TIC Entities, as at the date hereof, of any liability of any nature or in any amount not fully reflected or reserved against in the financial statements provided to Purchaser or otherwise disclosed to Purchaser.

(g)           Since December 31, 2008, there has not been (i) any change in TIC's or the TIC Entities' financial condition, assets, liabilities, or business, other than changes in the ordinary course of business, none of which has been materially adverse, or due to the expiration of leases/licenses.

(h)           Seller makes no representations of any kind as to what amount of value, if any, that assets or liabilities of TIC or the TIC Entities has or may have, and Purchaser understands that Purchaser is not relying on any representation as to amount or value that may hereafter be realized or occur in respect thereto.

5.           Representations and warranties of Purchaser.  Purchaser hereby acknowledges, represents, warrants and agrees as follows:

a.           Purchaser and Purchaser's attorney, accountant and/or tax advisor, if any (collectively, the "Advisors") have conducted an independent investigation of TIC and the TIC Entities, received all documents requested by Purchaser, have carefully reviewed them and understand the information contained therein, and Purchaser and the Advisors, if any, have had access to the same kind of information which would be available in a registration statement filed by TIC or the TIC Entities under the Securities Act.  Purchaser acknowledges that all documents, records and books pertaining to the transaction contemplated by this Agreement have been made available for inspection by Purchaser and the Advisors, if any.  Purchaser has been given no oral or written representations or assurances from the Company or any representative of the Company except as stated in this Agreement.  In evaluating the suitability of the purchase of the equity of TIC, Purchaser has not relied upon any representation or other information (oral or written) other than as stated in this Agreement or as contained in documents or written answers to questions so furnished to Purchaser or the Advisors by the Company.  Purchaser represents and warrants that it had full access to information relating to TIC's and the TIC Entities' properties, books, contracts, commitments, and records, as Purchaser requested.

b.           Purchaser together with the Advisors, if any, has such knowledge and experience in financial, tax, and business matters, and, in particular, investments in securities, so as to enable Purchaser to utilize the information made available to Purchaser in connection with this Agreement to evaluate the merits and risks of the purchase of the equity of TIC and to make an informed investment decision with respect thereto.  Purchaser is not relying on Seller, or any of its employees or agents with respect to the legal, tax, economic, business and related considerations of the purchase of the equity of TIC, and Purchaser has relied on the advice of, or has consulted with, only such Purchaser's own Advisors.

c.           Purchaser is acquiring the equity of TIC solely for such Purchaser's own account for investment and not with a view to resale or distribution thereof, in whole or in part.  Purchaser has no agreement or arrangement, formal or informal, with any person to sell or transfer all or any part of the equity of TIC, and Purchaser has no plans to enter into any such agreement or arrangement.

d.           Purchaser is aware that acquiring the equity of TIC involves a number of very significant risks, particularly due to the liabilities primarily incurred by TIC and the TIC

Entities, the lack of substantial and/or substantive assets by TIC and the TIC Entities, the nature of TIC's analysis of oil and gas properties, and Purchaser has carefully investigated and considered the matters that may affect TIC's and the TIC Entities' business and operations.   Purchase understands that by the purchase of the equity of TIC that it is also acquiring all assets and all liabilities as of TIC as of the closing date, including all assets and all liabilities of the TIC Entities.  Purchaser is aware that TIC has previously assigned any and all rights related to the service mark "STeP" to Seller.

6.           Restrictive covenant.  Seller agrees that, from and after the closing, it will not without Purchaser's prior written consent, directly or indirectly own, manage, operate, join, control, or participate in, or be connected any competing business activity related to the territories of analysis with respect to the Lease Activities for a period of five years after the closing.

7.           Resignation of Directors and Executive Officers.  On closing, all of the directors and executive officers of TIC shall have resigned.

8.           Indemnification.  Purchaser agrees to indemnify and hold harmless Seller and the Company, its officers, directors, employees, agents, control persons and affiliates against all losses liabilities, claims, damages, and expenses whatsoever including, but not limited to, any and all expenses incurred in investigating, preparing, or defending against any litigation commenced or threatened, based upon or arising out of any actual or alleged false acknowledgment, representation or warranty, or misrepresentation or omission to state a material fact, or breach by Purchaser of any covenant or agreement made by Purchaser herein or in any other document delivered in connection with this Agreement.

9.           General Provisions.

a.           Further Assurances.  At any time, and from time to time, after the Closing, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

b.           Waiver.  Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

c.           Notices.  All notices, requests, demands, and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered via overnight courier service (eg., Federal Express), as follows:  if to Seller, to Attn: Board of Directors, Terra Energy & Resource Technologies, Inc., 99 Park Avenue, Floor 16, New York, New York 10016, and if to Purchaser, to Attn.:  Management Board Barbolin, Shapiro & Partners Establishment, 140, FL-9494 Schaan, Liechtenstein or to such other address as each party may have furnished to the other in writing.

d.           Entire Agreement.  This Agreement, together with any exhibits and schedules attached hereto, or specifically referenced and furnished in connection herewith, constitute the entire agreement between the parties and supersede and cancel any other agreement, representation, or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof. This Agreement shall not be modified or waived except by an instrument in writing signed by the party against whom any such modification or waiver is sought.

e.           Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to its conflict of law principles.  The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Agreement shall be adjudicated before a state or federal court located in New York County in the State of New York and they hereby submit to the exclusive jurisdiction of the state and federal courts located in New York County in the State of New York with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement or any acts or omissions relating to the sale of the securities hereunder.

f.           Assignment.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided however, that any assignment by any party of its rights under this Agreement without the prior written consent of the other parties shall be void.

g.           Miscellaneous.  This Agreement is the joint product of the parties, and each provision hereof has been subject to the mutual consultation, negotiation, and agreement of the parties, and shall not be construed for or against any party hereto.  Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid or contrary to applicable law, such invalidity or illegality shall not impair the operation of or affect the remaining portions of this Agreement.  The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Each of the parties hereto shall pay its own fees and expenses (including the fees of attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective the day and year first above written.

TERRA ENERGY & RESOURCE
TECHNOLOGIES, INC.

By:           /s/ Alexandre Agaian
Name:  Alexandre Agaian
Title:  President and Chairman

BARBOLIN, SHAPIRO & PARTNERS ESTABLISHMENT

By:           /s/ Vladislav Barbolin
Name: Vladislav Barbolin
Title: CEO